EXHIBIT 16

Margin Account and Listed Options
Brokerage Accounts

For Use by Individuals, Multi-Parties, and Custodianships

Application		Agreements

Please complete this application section, sign in the appropriate places, and return it to your GS&Co. Private Wealth Advisor.		Please read these agreements to which you have agreed to be bound and retain them for your records.

Margin Transactions	2	THESE AGREEMENTS DO NOT NEED TO BE RETURNED TO GS&CO.

		Margin Supplement	4

		Margin Risk Disclosure Statement	7

		Interest Charges and Margin Requirements	8

		Listed Options Supplement	9

If the enclosed Account Documentation has been completed on your behalf with the information that you provided, including the investment objectives for your account[s], we ask that you read each page of the Account Documentation carefully to ensure that the information is accurate. If you wish to make any changes, or add additional information, please do so on the document itself. If you have any questions, please contact your Private Wealth Advisor prior to signing and dating the Account Documentation.

Should any of your information change in the future, please let us know. In accordance with government regulations, financial institutions are required to obtain, verify, and record information that identifies each person or entity who opens an account. When you open an account, we will ask for name, address, identification number and other information that will allow us to identify the customer. We may also ask to see government-issued identifying documents.

Margin and Listed Options Transactions

Margin Account and Listed Options: Brokerage
Individuals, Multi-Parties, and Custodianships

ACCOUNT NAME AND NUMBER
Account Name

Mr. Bennett S. LeBow
Account Name

MARGIN ACCOUNT AND LISTED OPTION TRANSACTIONS
Please check the boxes below to indicate that you want the ability to use margin (i.e., the ability to borrow money from GS&Co., to purchase securities or to make other purchases) and the ability to engage in listed option transactions. A request for the ability to use margin will only be reviewed for approval after GS&Co. has approved your account application and activated the account(s).

☒ You want to be able to borrow for investments and/or to engage in other margin transactions such as short selling. Please refer to the enclosed Margin Risk Disclosure Statement, the Margin Supplement and the Interest Charges and Margin Requirements in the Account Agreements for important information. (For non-ERISA and non-IRA clients only.)
If this ability does not apply to all brokerage accounts you are opening with this package, please indicate exceptions below:
___________________________________________________________________________________________________________
 ☐ You want to be able to engage in listed option transactions in connection with your brokerage accounts.
Please refer to the enclosed Options Disclosure Document for important information. If you want to engage in uncovered option transactions, you represent that you have an annual income over $100,000 and a net worth over $250,000.
If this ability does not apply to all brokerage accounts you are opening with this package, please indicate exceptions below:
___________________________________________________________________________________________________________

SIGNATURE
I reaffirm the information I have previously provided as well as the information above and agree to be bound by the account agreements previously provided in addition to the attached account agreements.

IF YOU BORROW FUNDS IN A MARGIN ACCOUNT, BY SIGNING BELOW YOU ACKNOWLEDGE THAT YOUR SECURITIES AND OTHER PROPERTY MAY BE LOANED TO GS&CO. OR BY GS&CO. TO OTHERS.

Signature - Account Holder	Date	Signature - Account Holder (if applicable)	Date
/s/ Bennett S. LeBow	12/17/2013
Print Name		Print Name
Mr. Bennett S. LeBow

For GS&Co. Use Only:

Name of GS&Co. Professional		Name of Manager Approving Account
Tyler J. Smith
Signature	Date	Signature	Date
		/s/ Tyler J. Smith	12/19/2013

Margin Account and Listed Options
Account Agreements
Brokerage Accounts

Agreements

Please read these agreements to which you have agreed to be bound and retain them for your records.

THESE AGREEMENTS DO NOT NEED TO BE RETURNED TO GS&CO.

Margin Supplement	4

Margin Risk Disclosure Statement	7

Interest Charges and Margin Requirements	8

Listed Options Supplement	9

Margin Supplement

Primary Account Agreements

This Margin Supplement ("Supplement") is part of your Customer or Account Agreement. Unless otherwise defined in this Supplement, defined terms have the same meaning as in your Customer Agreement. In the event any provision in this Supplement conflicts or is inconsistent with any provision of your Customer Agreement, the provisions of this Supplement shall control for matters or services related to this Supplement. You acknowledge that Section 28 of the Customer Agreement applies to all matters pertaining to your Account and the actions of your Agents and is deemed to be incorporated into, and to be a part of, this Supplement.

1. Risk Factors. By applying for a margin account or placing an order on margin, you acknowledge that you have carefully considered all of the factors set forth in this paragraph and the terms of this Supplement and have decided that margin financing is appropriate for you.

Margin transactions involve the possibility of greater loss than transactions for which you are not borrowing money. If the value of the Securities and Other Property in your Account falls, you may be required to deposit additional assets to secure your loan. Alternatively, GS&Co. may sell your Securities and Other Property to pay down or pay off the loan without prior notice to you and at a loss or at lower prices than under other circumstances. You remain solely liable for any deficiencies arising from such sales.

You agree to carefully consider your own financial condition, tolerance for risk and investment objectives, as well as market conditions, before you decide to use margin credit or short account features. You acknowledge that we have made available to you certain information relating to margin trading and that before submitting your application for a margin account, you had an opportunity to review this information and to discuss with a GS&Co. representative any questions relating to margin trading that you may have had.

2. Margin Account Operation. You agree that the Securities and Other Property in your Account may be carried in the general loans of GS&Co., and may be pledged or hypothecated separately or in common with other Securities and Other Property for the sum due to GS&Co. on the Securities and Other Property or for a greater sum and without retaining in the possession and control of GS&Co. or its agents for delivery a like amount of similar Securities and Other Property. You further agree that Securities and Other Property may be loaned to GS&Co. or by GS&Co. to others, and that certain rights of ownership, including any right to vote the Securities and Other Property, may be transferred to GS&Co. or by GS&Co. to others. You represent that unless otherwise disclosed to GS&Co., you are depositing your own funds to meet margin calls.

Unless GS&Co. otherwise agrees, you agree that GS&Co. may, in its sole discretion, transfer securities held in your other accounts with us, including your cash account, to your margin account and you understand and acknowledge that any securities purchased or deposited with GS&Co. may be recorded in the margin account. Any securities so transferred may be pledged or rehypothecated by GS&Co. as provided in the preceding paragraph.

If GS&Co. uses securities in your Account in connection with short sales, GS&Co. may receive compensation in connection therewith. Your private wealth management team may receive compensation in connection with your account, including loans of your securities.

The document entitled "Interest Charges and Margin Requirements” sets forth a general description of GS&Co.'s margin policies, which are subject to change. GS&Co. may, in its discretion, require you to deliver collateral to margin and secure your performance of any obligations due to GS&Co. or pay any amount that may become due in order to meet requests for additional deposits or "marks to market" for any transactions, including transactions involving foreign exchange and unissued securities that you may purchase or sell. You agree to deliver the collateral or make the payments in the amount and form and to the account or recipient specified by GS&Co. upon demand. If any required margin is not posted in a timely manner, among other remedies, your Account may be liquidated, without prior notification. In the event that your Account or any Securities and Other Property in your Account are liquidated, you agree to indemnify GS&Co. for any expense or loss that GS&Co. may incur.

3. Liens. You acknowledge that the Securities and Other Property in your Account are subject to the lien, security interest and right of set-off provided for in Section 23 of the Customer Agreement and that the remedies provided in that provision are applicable to all transactions under this Supplement.

4. Short Sales. You agree that any order to sell short will be designated as such by you, and GS&Co. will mark the order as short at the time the order is placed. You further agree to be responsible for any other charges, costs or expenses associated with your account, such as costs to borrow securities which you have sold short. Short sales are sales of a security that you do not own, or any sale completed by the delivery of a security borrowed by the seller, usually from a broker. Short sales are authorized only in margin accounts, and only where GS&Co. can make arrangements to borrow the security. In order to complete a short sale, GS&Co. must be able to borrow any security that you do not own.

Margin Supplement

Primary Account Agreements - continued

5. "Locates" of Borrowable Securities, Obligations with respect to Short Positions. Subject to certain limited exceptions, before executing a short sale, a broker-dealer is generally required to make an "affirmative determination" as to whether the broker-dealer will receive delivery of the security from the customer or the securities can be borrowed by the settlement date. This process is commonly known as "obtaining a locate." If a sufficient quantity of securities is not available from the broker-dealer's inventory, the broker-dealer may, among other things, contact third-party lenders to ascertain whether they have securities available for lending. If a sufficient quantity of securities appears borrowable, the broker-dealer may proceed to execute the short sale on behalf of its customer.

A locate is simply an indication that, as of the time the locate is obtained, it appears that securities will be available for borrowing on the settlement date. A locate is not a guarantee that securities will actually be available for lending and delivery on the settlement date or that the lender will not thereafter require the return of the borrowed securities at any time.

If the securities are not available for borrowing for any reason by the settlement date, you as the seller will "fail to deliver" to the purchaser. A purchaser or securities lender may, in addition to other remedies and at any time after the giving of any required notice, buy-in the securities that were not timely delivered and you will be responsible for all losses and costs of the buy-in.

If GS&Co. (i) executes a short sale of any securities on your behalf, (ii) is responsible for settling a short sale on your behalf that was executed at another firm, or (iii) if you fail to deliver any securities you have sold in a long sale, GS&Co. is authorized to borrow the securities necessary to enable GS&Co. to make delivery. You agree to be responsible for any cost or loss GS&Co. may incur in sourcing and maintaining the borrow, or the cost GS&Co. may incur in obtaining the securities if GS&Co. is unable to borrow such securities. You hereby appoint GS&Co. as your agent to complete all such transactions and authorize GS&Co. to make advances and expend monies as are required. In the event you maintain a short position over a record date for a dividend, voluntary or involuntary corporate action or other distribution in respect of such security, or maintain a short position in a security that is subject to an exchange or tender offer, GS&Co will, on the relevant payment date charge or debit your Account for money or property in an amount equal to the full amount of distribution, exchange or tender offer consideration applicable to the securities underlying such short position, without withholding or deducting any taxes. Alternatively, in GS&Co.'s discretion, GS&Co. may record in your Account a short position for any security (restricted or otherwise) or financial instrument distributed by the issuer or paid in an exchange or tender offer with respect to securities of like kind to the securities underlying such short position. In the event a holder of securities may choose to voluntarily elect to participate or choose the type of distribution to be received from two or more alternatives, then unless otherwise agreed by GS&Co. and you, GS&Co. will charge your Account in accordance with the elections communicated by GS&Co. to you. You acknowledge that GS&Co. may source a borrow of securities from its own proprietary accounts or from customer margin shares. You are ultimately responsible for the delivery of securities on the settlement date, the consequences of a failure to deliver, the timely return of securities borrowed on your behalf, all costs associated with such borrowings, and all charges relating to any corporate actions.

6. Mandatory Close-Out and Pre-borrow Requirement. Regulations applicable to GS&Co. mandate that GS&Co. close-out sale transactions in certain equity securities for which delivery has not occurred within the period prescribed by the regulations after the normal settlement date. The close-out is to be effected by GS&Co. purchasing in the market securities of like kind and quantity for which delivery is owed. Any loss arising from this close-out will be for the account of the customer whose positions are closed out. Securities subject to this mandatory close-out requirement are specified by rule(s) under the Exchange Act and/or a list of eligible securities is or will be published by U.S. exchanges and U.S. securities associations for the securities that trade on that exchange or association.

If such failing to deliver transactions are not closed out. GS&Co., upon their effective date, will mandate that, until such failing to deliver transactions are closed out. GS&Co. (i) not accept short sale orders for those accounts determined by GS&Co. to have contributed to the fail unless GS&Co. or you have entered into a bona-fide arrangement to borrow the securities or (ii) impose a "pre-borrow" requirement on all short sale orders for the firm's or any client's account.

To the extent that GS&Co. effects a close-out transaction by buying-in shares as described above, it will allocate the shares so acquired to those of its clients maintaining short positions on a pro-rata basis. Such allocation methodology is subject to change at any time in GS&Co.'s sole discretion based on individual facts and circumstances, provided that.in no case will any client who obtained a "locate" from GS for such shares be allocated more than its pro-rata shares of the buy-in.

7. Short Positions Marked to Market. Short positions will be "marked to the market" daily. If the aggregate value of all the securities sold short by you appreciates, an amount equal to such appreciation will be transferred from your general margin Account to your short account resulting in a debit entry in the general margin Account. If the aggregate value of all the securities sold short depreciates, an amount equal to such decline in value will be transferred from your short account to your general margin Account resulting in a credit entry in the general margin Account. The closing price from the previous business day is used to determine any appreciation or depreciation in the market value of any security sold short.

8. Municipal Securities. You should consult with your tax adviser prior to depositing municipal securities to satisfy margin requirements, as there may be tax consequences associated with doing so. Municipal securities will generally be assigned a maximum loan value equal to the lesser of: (a) 70% of the current market value of the securities, and (b) the current market value of the securities, less 8% of their principal amount. In general, GS&Co.will not grant approval for bond anticipation notes and revenue anticipation notes or for municipal securities not rated in one of the three highest categories by Standard & Poor's and Moody's. The shares of municipal bond funds and mutual funds invested primarily in municipal securities will be assigned the same loan value as GS&Co. may establish from time to time for equity securities.

9. Tax-exempt entities may be subject to unrelated business income tax ("UBIT"). Charitable remainder trusts, foundations, pension plans and other tax-exempt entities may be deemed to receive unrelated business taxable income ("UBTI") as a result of borrowing monies under a margin loan, investing in a partnership or limited liability company that generates UBTI or other leverage or loan arrangements. If you are a tax-exempt entity, please consult with your tax advisor before making an investment or entering into any such arrangement.

Margin Supplement

Primary Account Agreements - continued

10. Tax treatment of payments in lieu of dividends. Current tax law generally provides that, subject to certain requirements, dividends paid to a U.S. individual shareholder from domestic corporations and certain foreign corporations are subject to tax at the reduced rates applicable to long-term capital gains. Payments in lieu of dividends are not eligible for the reduced rate of tax for dividends and are taxed at ordinary income rates. Pursuant to the terms and conditions of your GS&Co. margin account. GS&Co. has the right to rehypothecate the shares in your GS&Co margin account. Accordingly, U.S. individuals may receive payments in lieu of dividends rather than actual dividends.

Margin Risk Disclosure Statement

Primary Account Agreements

Brokerage firms, including GS&Co., are required, pursuant to FINRA Rule 2264, to furnish the following margin risk disclosure statement to you, to provide some basic facts about purchasing securities on margin, and to alert you to the risks involved with trading securities in a margin account.

Before trading securities in a margin account, you should carefully review this Margin Risk Disclosure Statement. You should call your GS&Co. representative regarding any questions or concerns you may have with your margin accounts at GS&Co. When you purchase securities, you may pay for the securities in full or you may borrow part of the purchase price from your brokerage firm. If you intend to borrow funds from a brokerage firm, including GS&Co., you will be required to open a margin account. The securities purchased are the brokerage firm’s collateral for the loan to you. If the securities in a margin account decline in value, the value of the collateral supporting this loan also declines, and, as a result, a brokerage firm is required to take action, such as issue a margin call and/or sell securities or other assets in your accounts, in order to maintain the necessary level of equity in the account. It is important that you fully understand the risks involved in trading securities on margin, which are applicable to any margin account that you may maintain, including your margin account at GS&Co. These risks include the following:

•
You can lose more funds than you deposit in your margin account. If you purchase securities on margin and the value of those securities declines, your brokerage firm may require additional funds from you. Otherwise the brokerage firm may be required to liquidate the securities that you purchased on margin or other securities or other assets in your account in accordance with applicable regulations.

•
Your brokerage firm can force the sale of securities or other assets in your account. If the equity in your account falls below the regulatory maintenance margin requirements, or your brokerage firm's higher "house" requirements, your brokerage firm can sell the securities or other assets in any of your accounts with your brokerage firm to cover the margin deficiency. You also will be responsible for any short fall in the account after such a sale.

•
Your brokerage firm can sell your securities or other assets without contacting you. Some investors mistakenly believe that a firm must contact them for a margin call to be valid and that the firm cannot liquidate securities or other assets in their accounts to meet a margin call unless the firm has contacted them first. This is not the case. A brokerage firm may attempt to notify customers of margin calls, but is not required to do so. However, even if your brokerage firm has contacted you and provided a specific date by which you can meet a margin call, the brokerage firm can take steps to protect its financial interests, including immediately selling prior to such date without notice to you.

•
You are not entitled to choose which securities or other assets in your margin account are liquidated or sold to meet a margin call. Because the securities are collateral for the margin Joan, your brokerage firm has the right to decide which security or other asset to sell in order to protect its interests.

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Your brokerage firm can increase its "house" maintenance margin requirements at any time and is not required to provide you with advance written notice. These changes in firm policy often take effect immediately and may result in the issuance of a maintenance margin call. Your failure to satisfy the call may cause your brokerage firm to liquidate or sell securities or other assets in your account.

•
You are not entitled to an extension of time on a margin call. While an extension of time to meet margin requirements may be available to customers under certain conditions, a customer does not have a right to the extension.

Interest Charges and Margin Requirements

Primary Account Agreements

Until further notice and except as set forth below, the annual rate of interest which is charged clients of GS&Co. ("Clients") on credit extended to or maintained for them by GS&Co. with respect to securities accounts will be determined on the basis of the broker's call rate, the federal funds rate or the London Interbank Offered Rate (LIBOR), as notified to each Client, and will be no more than 7% above the broker's call rate or 8% above the federal funds rate or LIBOR, as the case may be, each computed on a daily basis.

The "broker's call rate" will be determined by GS&Co. for this purpose, in its sole discretion, in accordance with prevailing money market conditions. In making such determination, GS&Co. will consider, among other things, the rates quoted for brokers' loans by one or more New York banks that are members of the New York Clearing House Association. The "federal funds rate" and LIBOR will also be determined by GS&Co. for this purpose, in its sole discretion, in accordance with prevailing money market conditions. In making the determination on the federal funds rate, GS&Co. will consider, among other things, the rates quoted for overnight federal funds by Federal Reserve member banks and for overnight repurchase agreements by securities dealers at several points during each business day. In making the determination on LIBOR. GS&Co. will consider, among other things, the rates at which deposits in the relevant currency are offered to prime banks in the London Interbank market. Credit "extended to or maintained for" a client is any net debit balance resulting from aggregating the balances in all margin accounts of the client and any free credit balances in the cash accounts of the Client. Credit balances in short accounts are not included in such computation. Since the forgoing charges are dependent upon the broker's call rate or federal funds rate, they will change automatically without prior notice to Clients in accordance with changes in the broker's call rate or federal funds rate, as the case may be.

Interest on the basis of the charges described above is computed daily, using a 360-day, 365-day or 366-day base year (as determined by GS&Co. using the base year that is customarily used for calculating interest on the currency borrowed), from the last business day of each month through the next to the last business day of the succeeding month. At the close of each month in which interest is charged to a Client, the charges will appear on the monthly statement, which GS&Co. will mail to the client. Information with respect to the balances from which the interest charge is derived will be maintained by GS&Co. and will be made available to the Client upon request.

Short positions will be "marked to the market" daily. If the aggregate value of all the securities sold short by a Client appreciates, an amount equal to such appreciation will be transferred from the Client's general margin account to his short account resulting in a debit entry in the general margin account. If the aggregate value of all the securities sold short depreciates, an amount equal to such decline in value will be transferred from the Client's short account to his general margin account resulting in a credit entry in the general margin account. The closing price from the previous business day is used to determine any appreciation or depreciation in the market value of any security sold short.

Client agrees to maintain at all times margin for its accounts as required by GS&Co. from time to time. GS&Co.'s general policy is to require the deposit of cash or collateral on initial transactions as published under Regulation T of the Board of Governors of the Federal Reserve System. GS&Co. will also require the deposit of cash or additional eligible collateral at such times as may be necessary to prevent the equity in Client's accounts from dropping below levels determined by GS&Co., which may exceed those required by applicable regulations.

Equity securities that at any time have a market value of less than $5 will be deemed to have no value for purposes of computing the equity in the account.

GS&Co. may in any individual case make exceptions to its general policy by requiring more or less cash or collateral at such times as under the circumstances appears necessary or appropriate to GS&Co. GS&Co's determination of the eligibility of collateral and the valuation thereof shall be conclusive.

Listed Options Supplement

Primary Account Agreements

This Listed Options Supplement ("Supplement") is part of your Customer Agreement. Unless otherwise defined in this Supplement, defined terms have the same meaning as in your Customer Agreement In the event any provision in this Supplement conflicts or is inconsistent with any provision of your Customer Agreement, the provisions of this Supplement shall control for matters or services related to this Supplement. You acknowledge that Section 28 of the Customer Agreement applies to all matters pertaining to your Account and the actions of your Agents and is deemed to be incorporated into, and to be a part of, this Supplement.

1. Applicable Rules and Regulations. The rules and regulations described in Section 31 of the Customer Agreement also include, with respect to listed options, the constitution, rules, regulations, customs and usages of each exchange or market, and its clearinghouse, if any, on which listed options are traded.

2. Position Limits. You agree that you, acting alone or in concert with others, will not violate directly or indirectly (through GS&Co. as broker or otherwise), or contribute to the violation of, the position or exercise limits of FINRA and the exchanges on which listed options are traded. These can be obtained by contacting a representative of GS&Co.

3. Adjustments. From time to time the Options Clearing Corporation ("OCC") may make adjustments to existing listed options contracts as a result of corporate actions or other events. Information on adjustments is generally available from the OCC. You should contact your Private Wealth Advisor if you have questions regarding options adjustments.

4. Review of Materials. You certify that you have received, read and understood the current options disclosure documents of The Options Clearing Corporation (the "OCC"), including the pamphlet entitled "Characteristics and Risks of Standardized Options," which we have delivered to you and which may also be obtained by contacting your GS&Co. representative. You confirm your understanding that: (a) you will be required to pay a premium for any option that you purchase, (b) you will be required to deposit margin in connection with any uncovered option that you sell, (c) options may be subject to different requirements regarding exercise and, as explained in Section 5 below, you may be assigned exercise notices in connection with options you write, (d) the exercise of an option may require you to deliver securities or make payments, (e) options that you purchase may expire worthless, and the premium paid will be forfeited, (f) options sold by you could result in significant loss, and (g) the options are subject to automatic exercise as described in the OCC pamphlet.

5. Allocation. You understand that exercise assignment notices for option contracts are allocated among customer short positions, including positions established on the day of assignment. GS&Co. uses a pro rata option exercise allocation methodology to allocate short exercise assignments. You understand and agree that GS&Co. may change its allocation method at any time, upon notice to you. You further understand that all short positions in Americanstyle options may be assigned at any time. A more detailed description of the current allocation procedure is available upon request.

6. Consent to Execution through an Affiliate. It is possible that when GS&Co.sends your order for the purchase or sale of listed options to an options exchange for execution, affiliates of GS&Co. may be making bids or offers in the option series contained in your order at the same time, and your order may be matched by a bid or offer by affiliates of GS&Co. By placing an order for an options transaction, you will be deemed to consent to the execution of all or part of that order with an affiliate of GS&Co., unless you otherwise advise GS&Co. at the time you enter your order. Your consent will not relieve GS&Co. of its obligation to try to obtain for you the most favorable terms reasonably available in the market at that time.

7. Your Responsibility. You agree to trade options only within the limits for which you have been approved by GS&Co. You represent that you have sufficient knowledge, experience and access to professional advice to make your own legal, tax, accounting and financial evaluation of the merits and risks involved in the purchase and sale of listed options, that such purchase and sale may involve complex legal. tax and regulatory considerations that are highly dependent on facts and circumstances related to you, that GS&Co. will have insufficient information regarding your specific circumstances, and that you and your legal, tax and financial advisors will be solely responsible for evaluating all necessary factors involving your purchase and sale of listed options. You further represent that you have the financial ability to bear the economic risk involved in the purchase and sale of listed options, and have adequate means of providing for your current needs and personal or other contingencies.

8. Exercise Procedures For Expiring U.S. Listed Options. The following sets forth the current procedures that apply to your expiring U.S. Iisted single stock options positions. To ensure that your expiring options are handled appropriately you are responsible for communicating your intended exercise activity to your GS&Co. representative in accordance with the procedures outlined below.

a. To Exercise. Unless you notify your GS&Co. representative otherwise, all U.S.-Iisted single stock options in your account that are at least US$0.01 in-the-money at the time of expiration will be automatically exercised. Absent contrary instructions from you, no positions that are in-the-money by less than US$0.01 (or that are out-of-the-money) will be exercised. As a reminder, U.S.-Iisted options expire on the Saturday following the third Friday of the month of their expiration.

b. To Prevent Exercise of an Option that is At Least US$0.01 In-the-Money. In order to prevent a position that is in-the-money by at least US$0.01 from being exercised automatically, you must provide your GS&Co. representative with instructions not to exercise the option no later than 5:15 p.m. EST on the U.S. business day established by the options Exchanges (with respect to monthly exercises on the Friday before their expiration and for all other options on the day of their expiration).

c. To Exercise an Option that is Less Than US$0.01 In-the-Money. In order to exercise an option that is less than US$0.01 in-the money, you must provide instructions to your GS&Co. representative to exercise the position no later than 5:15 p.m. EST on the U.S. business day established by the options Exchanges (with respect to monthly exercises on the Friday before their expiration and for all other options on the day of their expiration).

All expiring options that are less than US$0.01 in-the-money and for which you do not provide exercise instructions will expire without exercise.

Listed Options Supplement

Primary Account Agreements - continued

d. Special Notice For Options Purchased on the Day Immediately Preceding Their Expiration Date. Expiring options positions in your account purchased on the day immediately preceding their expiration may need special attention. Please remember to communicate exercise instructions for these positions to a GS&Co. representative. In the event you do not communicate your exercise instructions for any option purchased on the day prior to expiration, the option will be subject to the same provisions stated above. If GS&Co. does not receive exercise instructions from you, options that are less than US$0.01 in-the-money will not be exercised and all options that are at least US$0.01 in-the-money will be exercised.

e. Special Notice for Options Expiring on Underlying Securities that are Subject to a Trading Halt. Pursuant to OCC policy, in the event that trading in an underlying security has halted on or before the Monday before expiration and trading has not resumed before expiration, you must provide GS&Co. with exercise instructions for any option positions that it desires to exercise, regardless of whether the underlying security is at least US$0.01 in-the-money. GS&Co. is required to submit such notices to the OCC; therefore, if GS&Co. does not receive exercise instructions from Client, none of Client's long options positions will be exercised.

Please be reminded that to fund any exercises, you will need to have cash or "cash equivalents" (as defined in Regulation T, 12 C.F.R. Part 220) available or GS&Co. must otherwise determine to extend you margin.

A GS&Co. representative may from time to time provide you with information regarding your expiring options positions and although GS&Co. may provide you with this information, GS&Co. has no obligation to do so and will have no liability to you for failure to provide this information or for any inaccuracies in the information.

9. Tied Hedge Transactions. When handling an option order of 500 contracts or more on your behalf, GS&Co. may buy or sell a hedging stock, security futures or futures position following receipt of the option order but prior to announcing the option order to the trading crowd. The option order may thereafter be executed using the tied hedge procedures of the exchange on which the order is executed. These procedures permit the option order and hedging position to be presented for execution as a net priced package subject to certain requirements. For further details on the operation of the procedures, please refer to the exchange rules for tied hedge orders including Chicago Board Options Exchange Rule 6.74.10, which is available at www.cboe.org/Legal.

10. Notice Regarding the Execution of Solicited Orders on Certain Exchanges:

a. Executed on the Chicago Board Options Exchange ("CBOE") Using the CBOE's AON AIM Solicitation Mechanism. When handling an option order of 500 contracts or more on your behalf on the CBOE, GS&Co. may solicit other parties to execute against your order and may thereafter execute your order using the CBOE's AON AIM Solicitation Mechanism. This functionality provides a single-priced execution, unless the order results in price improvement for the entire quantity, in which case multiple prices may result. For further details on the operation of this mechanism. please refer to Chicago Board Options Exchange Rule 6.748, which is available at www.cboe.org/Legal.

b. Executed on International Securities Exchange ("ISE"). When handling an order of 500 contracts or more on your behalf, GS&Co. may solicit other parties to execute against your order and may thereafter execute your order using the International Securities Exchange's Solicited Order Mechanism. This functionality provides a single-price execution only, so that your entire order may receive a better price after being exposed to the Exchange's participants, but will not receive partial price improvement. For further details on the operation of this Mechanism, please refer to International Securities Exchange Rule 716, which is available at www.ise.com under "Membership, Rules & Fees-Regulator-ISE Rules."

11. Exercise Procedures For Options Listed on the Montreal Exchange ("MX"). GS&Co. trades Canadian options listed on the MX through its affiliate, Goldman Sachs Canada Inc. (GSCI). GSCI is a member of the MX and is subject to its various rules, regulations and procedures, including those on position limits and options exercises. These rules and procedures are different from those applicable to US-listed options.

Exercise Procedures. The following sets forth the current procedures that apply to the exercise of MX-Iisted single stock options positions. To ensure that options positions are handled appropriately, you are responsible for communicating your intended exercise activity to your GS&Co. representative in accordance with the procedures outlined below. Gs&Co's cutoff time for the submission of exercise instructions for MX-Iisted options is different from GS&Co.'s cut-off time for US-listed options.

Expiring Options.

a. To Exercise. Unless you notify your GS&Co. representative by 5:00 ET on the Canadian business day immediately preceding the expiration of the option, the Canadian Derivatives Clearing Corporation will automatically exercise all MX options in your account that are at least US$0.01 in-the money at the time of expiration. Absent contrary instructions from you, no positions that are at-the-money or out-of-the-money will be exercised.

b. To Prevent Exercise of an Option that is In-the-Money. In order to prevent a position that is in-the-money from being exercised automatically, you must provide contrary exercise instructions to your GS&Co. representative with directions not to exercise the option no later than 5:00p.m. ET on the Canadian business day preceding the expiration of the option.

c. To Exercise an Option that is At-the Money or Out-of-the-Money. In order to exercise an option that is at-the-money or out-of-the-money, you must provide affirmative exercise instructions to your GS&Co. representative with directions to exercise the position no later than 5:00p.m. ET on the Canadian business day preceding the expiration of the option. All expiring options that are at-the-money or out-of-the money and for which you do not provide exercise instructions as provided above will expire without exercise.

Listed Options Supplement

Primary Account Agreements - continued

d. Special Notice For Options Purchased on the Day Immediately Preceding Their Expiration Date. Expiring options positions in your account purchased on the day immediately preceding their expiration may need special attention. Please remember to communicate these positions to your GS&Co. representative. Please be reminded that you will need to have cash or cash equivalents or margin available to fund any exercises.

A GS&Co. representative may from time to time provide you with information regarding your expiring options positions and although GS&Co. may provide you with this information, GS&Co. has no obligation to do so and will have no liability to you for failure to provide this information or for any inaccuracies in the information. In order to ensure that your options positions are handled in the manner in which you would like in connection with any options expiration, you are responsible for providing GS with your intended exercise instructions by 5:00 p.m. ET on the Canadian business day preceding the expiration of such option.

Exercise of MX-Listed Options Other Than on Expiration

To exercise an option other than on expiration, you must notify your GS&Co. representative by 5:00 ET on the Canadian business day on which you want to exercise the option.

Please contact your GS&Co. representative with any questions.